Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in (a) the Registration Statement on Form S-3 (No. 333-82666) and related prospectus pertaining to the Dividend Reinvestment Plan of Hersha Hospitality Trust and Subsidiaries (“HHT”), (b) the Registration Statement on Form S-3 (No. 333-113058) and related prospectus pertaining to the resale of common shares by various shareholders, (c) the Registration Statement on Form S-3 (No. 333-113227) and related prospectus pertaining to the resale of common shares by CNL Hospitality Properties, L.P. and its transferees, (d) the Registration Statement on Form S-3 (No. 333-113061) registering for offer and sale $200 million of common shares, preferred shares and debt securities of HHT and (e) the Registration Statement on Form S-8 (No. 333-122657) and related prospectus pertaining to the issuance of common shares pursuant to the Hersha Hospitality Trust 2004 Equity Incentive Plan, of our report dated February 10, 2005, with respect to our audit of the balance sheets of Webster Street Hotel, LLC as of December 31, 2004 and 2003 and the related statements of operations, members’ equity, and cash flows for the years then ended, and our report dated June 27, 2005, with respect to our review of the balance sheets of Webster Street Hotel, LLC as of March 31, 2005 and 2004 and the related statements of operations, members’ equity, and cash flows for the three months then ended which appears in this Form 8-K/A for Hersha Hospitality Trust.

/s/ Dworken, Hillman, LaMorte & Sterczala, P.C.

Shelton, Connecticut
July 18, 2005